Exhibit 23.1

Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Benaco, Inc. on Form S-1/A of my Report of Independent Registered Public Accounting Firm, dated April 8, 2011 on the balance sheet of Benaco, Inc. as at February 28, 2011, and the related statements of operations, stockholders' equity, and cash flows for the period from November 18, 2010 (date of inception) through February 28, 2011.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

Aurora, Colorado June 21, 2011	RONALD R. CHADWICK, P.C. Ronald R. Chadwick, P.C.

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